awcex99-1earningsrelease.htm – 1stQ FY11 Earnings Press Release & Data

News Release

               P. O. Box 1980
              Winchester, VA  22604-8090
FOR IMMEDIATE RELEASE

Contact:                 Glenn Eanes
Vice President and Treasurer
540-665-9100

AMERICAN WOODMARK CORPORATION
ANNOUNCES FIRST QUARTER RESULTS

WINCHESTER, Virginia (August 24, 2010) -- American Woodmark Corporation (NASDAQ: AMWD) today announced results for its first fiscal quarter ended July 31, 2010.

Net sales improved by 8% compared with the first quarter of the prior fiscal year to $109,303,000. The Company experienced an increase in sales in both remodel and new construction, with new construction revenue increasing by more than 20% compared with the first quarter of the prior fiscal year.

The Company generated a net loss of ($3,418,000) or ($0.24) per diluted share during the first quarter of fiscal year 2011, compared with a net loss of ($6,406,000) or ($0.45) per diluted share in the first quarter of its prior fiscal year. The Company’s results in the first quarter of the prior year included $1,596,000 of net-of-tax restructuring charges relating to cost reduction initiatives completed during the prior year. Exclusive of these charges, net loss for the first quarter of the prior fiscal year was ($4,810,000) or ($0.34) per diluted share.

Gross profit for the first quarter of fiscal year 2011 was 13.2% of net sales, compared with 11.7% in the first quarter of the prior fiscal year. The improvement in gross profit margin reflected the beneficial impact of increased sales volume on direct labor and manufacturing overhead costs, as well as savings realized from the completed cost reduction initiatives. These beneficial factors were partially offset by the unfavorable impact of rising material and fuel costs.

Selling, general and administrative costs were 18.2% of net sales in the first quarter of fiscal year 2011, down from 19.4% of net sales in the first quarter of the prior fiscal year. The Company’s operating expense ratio decreased due primarily to a reduction in general and administrative expenses.

The Company generated free cash flow of negative $0.3 million (defined as cash provided by operating activities net of cash used for investing activities) in the first quarter of fiscal year 2011, compared with negative free cash flow generated in the first quarter of the prior fiscal year of $9.1 million. The improvement in free cash flow compared with prior year was driven primarily by the reduction in net loss and the absence of payments made in the prior year related to cost reduction initiatives.

The Company ended the first quarter of fiscal year 2011 with cash, cash equivalents and restricted cash of $66.2 million and a debt-to-capital ratio of 12.9%.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets.  Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors.  The Company presently operates eleven manufacturing facilities and nine service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control.  Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders.  The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMWD Announces First Quarter Results

August 24, 2010

AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended
	July 31
	2010	2009

Net Sales	$109,303	$ 100,835
Cost of Sales & Distribution	94,916	89,001
Gross Profit	14,387	11,834
Sales & Marketing Expense	14,103	13,349
G&A Expense	5,822	6,227
Restructuring charges	23	2,554
Operating Loss	(5,561)	(10,296)
Interest & Other (Income) Expense	(26)	(46)
Income Tax Benefit	(2,117)	(3,844)
Net Loss	$(3,418)	$ (6,406)

Earnings Per Share:

Weighted Average Shares Outstanding - Diluted	14,222,151	14,113,627

Loss Per Diluted Share	$(0.24)	$ (0.45)

Condensed Consolidated Balance Sheet

	July 31,	April 30,
	2010	2010

Cash & Cash Equivalents	$51,758	$ 53,233
Customer Receivables	23,218	27,524
Inventories	23,648	25,239
Other Current Assets	17,017	17,048
Total Current Assets	115,641	123,044
Property, Plant & Equipment	110,333	114,107
Restricted Cash	14,419	14,419
Other Assets	31,790	30,863
Total Assets	$272,183	$ 282,433

Current Portion - Long-Term Debt	$897	$ 893
Accounts Payable & Accrued Expenses	40,614	48,686
Total Current Liabilities	41,511	49,579
Long-Term Debt	25,429	25,582
Other Liabilities	33,073	31,954
Total Liabilities	100,013	107,115
Stockholders' Equity	172,170	175,318
Total Liabilities & Stockholders' Equity	$272,183	$ 282,433

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AMWD Announces First Quarter Results

August 24, 2010

Condensed Consolidated Statements of Cash Flows

	Three Months Ended
	July 31
	2010	2009

Net Cash Provided/(Used) by Operating Activities	$1,686	$(6,718)
Net Cash Used by Investing Activities	(2,035)	(2,361)
Free Cash Flow	$(349)	$(9,079)

Net Cash Used by Financing Activities	(1,126)	(988)
Net Increase/(Decrease) in Cash and Cash Equivalents	(1,475)	(10,067)
Cash and Cash Equivalents, Beginning of Period	53,233	82,821

Cash and Cash Equivalents, End of Period	$51,758	$72,754

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